Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Planar Systems, Inc.:

We consent to the use of our report dated November 23, 2011, with respect to the consolidated balance sheets of Planar Systems, Inc. and subsidiaries as of September 30, 2011 and September 24, 2010, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended September 30, 2011, incorporated herein by reference.

/s/ KPMG LLP

Portland, Oregon

September 28, 2012